New Age Alpha Funds Trust Form N-14

Exhibit 99.11

July 19, 2024

New Age Alpha Funds Trust

555 Theodore Fremd Avenue, Suite A-101

Rye, New York 10580

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”) of New Age Alpha Funds Trust (the “Trust”) (File Nos. 333-277581 and 811-23945)

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) filed under the Securities Act by the Trust, relating to the proposed acquisition by the Trust, on behalf of each of its newly created series identified in the first table below (each, an “Acquiring Fund”), of all of the assets of a corresponding Target Fund as identified in the first and second tables below (each, a “Target Fund”), in exchange for shares of the corresponding class of the Acquiring Fund (as indicated in the third table below) (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization, by and among the Trust, on behalf of each Acquiring Fund, and Guggenheim Funds Trust and Transparent Value Trust, on behalf of each Target Fund (the “Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

Target Fund	Acquiring Fund
(each a series of Guggenheim Funds Trust)	(each a series of New Age Alpha Funds Trust)
Guggenheim Large Cap Value Fund	NAA Large Cap Value Fund
Guggenheim StylePlus-Large Core Fund	NAA Large Core Fund
Guggenheim Market Neutral Real Estate Fund	NAA Market Neutral Real Estate Fund
Guggenheim StylePlus-Mid Growth Fund	NAA Mid Growth Fund
Guggenheim Alpha Opportunity Fund	NAA Opportunity Fund
Guggenheim Risk Managed Real Estate Fund	NAA Risk Managed Real Estate Fund
Guggenheim SMid Cap Value Fund	NAA SMid Cap Value Fund
Guggenheim World Equity Income Fund	NAA World Equity Income Fund

Target Fund	Acquiring Fund
(each a series of Transparent Value Trust)	(each a series of New Age Alpha Funds Trust)
Guggenheim Directional Allocation Fund	NAA Allocation Fund
Guggenheim RBP Dividend Fund	NAA Large Cap Value Fund
Guggenheim RBP Large-Cap Defensive Fund	NAA Large Cap Value Fund
Guggenheim RBP Large-Cap Value Fund	NAA Large Cap Value Fund

Target Fund Share Classes	Corresponding Acquiring Fund Share Classes
Class A	Class A
Class C	Class C
Institutional Class	Institutional Class
Class P	Class P

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We have acted as counsel to the Trust, a Delaware statutory trust that is registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. We understand that the Registration Statement will be filed with the Commission and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined copies of the Registration Statement, in the form filed here with the Commission.

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the above-mentioned documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

We have assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements regarding matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state do not recognize such limited liability or were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust, the Trustees, nor any officer, employee, or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

We assume that upon delivery of the Shares by the Trust, in accordance with the terms of the Plan of Reorganization, the Trust will receive the net asset value thereof.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Trust is authorized to issue an unlimited number of Shares of the Acquiring Funds; and

(b)	The Shares, when issued and sold by the Trust in accordance with the Registration Statement, will be validly issued, fully paid, and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities.

We express no opinion as to any other matters other than as expressly set forth above. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Bo J. Howell
On behalf of FinTech Law, LLC

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlegal.io     |     (513) 991-8472